Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 amendment #1 of our report dated May 14, 2014 with respect to the audited consolidated balance sheet of Global Health Technologies Inc. as of March 31, 2014, and the consolidated statement of operations, consolidated changes in stockholder’s equity, and consolidate statement of cash flows for the period from inception, May 2, 2013, through March 31, 2014. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

May 14, 2014

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